Exhibit 10.05

TRANSITIONAL SERVICES AGREEMENT

THIS AGREEMENT made as of the 29th day of December, 2009 by and between Nutrition 21, Inc., a New York corporation and Iceland Health, LLC, a New York limited liability company(hereinafter collectively called "Seller") and  Iceland Health, Inc. a Florida corporation and Nature’s Products, Inc., a Florida corporation (hereinafter collectively called "Buyer").

Seller and Buyer have entered into Asset Purchase Agreements dated December 29, 2009 (the "Purchase Agreements"), each for a sale of a "Business" (as defined in the Purchase Agreements). This Agreement is the Transitional Services Agreement that is contemplated by the Purchase Agreements.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 "Businesses" means collectively the Business referred to in the first Purchase Agreement and the Business referred to in the second Purchase Agreement.

1.2 "MIS Services" shall mean all computer and data-processing services and support provided to the Business in accordance with recent historical practice, but does not include use of Seller’s existing EDI Services, such as customer orders processes, confirmations of shipments, and invoice services.

1.3 "Sales Support Services" shall mean, with respect to the sale of products of the Business, financial and accounting support, record keeping, customer billing and collections, order processing, and preparing and reporting of monthly results, including, without limitation, use of Seller’s credit card sales processing system.

1.4 "Transitional Services" shall mean the aggregate of all Services including MIS Services and Sales Support Services, as well as the use of office space and other services

1.5 Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2. PROVISION OF SERVICES

2.1 Subject to Article 7 hereof, Seller shall provide to Buyer such Transitional Services for a period of up to three months after the Closing Date. The parties agree that they will attempt to limit the Transitional Services to a period of eight weeks from the Closing Date, however, Buyer shall have the right to extend the Transitional Services thereafter on a week-to-week basis for a period not to exceed such three month period. It is understood by the parties that the quantity of services to be provided under this Section 2.1 shall be substantially consistent with recent historical practice, provided that the Seller shall insure that no less than three full-time employees (initially Jill Bracken, Samantha Preston and Jackie Walther are assigned on a dedicated basis to the Transitional Services. Included in the transitional services are the services of the Seller’s existing executive management team for up to eight  weeks after the Closing date at no charge to Buyer.

2.2 With respect to Sales Support Services,  monthly financial reports shall be provided to Buyer, on a time schedule consistent with recent historical practice. Such financial reports shall be in substantially the form currently provided by Seller with respect to sales of the products of the Business, In the event that modifications to the financial reports are required to meet Seller’s needs, Seller shall pay for those services.  Notwithstanding the foregoing, Sales Support Services will be provided during normal business hours by the persons who prior to the Closing under the Purchase Agreements performed such services on behalf of Seller, or by their successors.

3. PRICING, BILLING AND PAYMENT

3.1 All Transitional Services shall be charged for the first eight (8) weeks at a rate of $5,000 per week, and thereafter at a rate of $10,000 per week.

3.2 Charges for Transitional Services shall be billed monthly by Seller and shall be payable on the fifteenth day of the month following the month in which such services are rendered.

3.3 Seller shall hold any proceeds of invoices issued after the Closing Date relating to the Business, IN TRUST, for the benefit of Buyer. Such remittance shall be submitted concurrently with the reports specified in Section 2.2 above.

4. WARRANTY

4.1 Seller shall provide Transitional Services to Buyer in a manner consistent with the manner they have heretofore been provided to the Business while it was operated by Seller. Seller makes no other warranties, express or implied, with respect to the services to be provided to Buyer hereunder.

5. FORCE MAJEURE

5.1 Seller shall not be responsible for failure or delay in delivery of any Transitional Service, nor shall Buyer be responsible for failure or delay in receiving such service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions, accident, unusually severe weather or other cause similar or dissimilar, beyond the control of the defaulting party.

6. PROPRIETARY INFORMATION AND RIGHTS

6.1 Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information of the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Article shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

7. TERMINATION

7.1 This Agreement and shall be construed as a separate and independent agreement for each and every service provided under this Agreement. Any termination of this Agreement with respect to any service shall not terminate this Agreement with respect to any other service then being provided pursuant to this Agreement.

7.2 Upon ten (10) days' written notice, Seller may terminate this Agreement with respect to any Transitional Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Buyer to pay any invoice within thirty (30) days of the receipt of such invoice or upon any other material breach by Buyer of this Agreement with respect to such service, unless Buyer is disputing the invoice in good faith or Buyer shall have paid the invoice or cured such breach within the ten (10) day notice period.

7.3 Any one or more of the Transitional Services may be terminated (a) upon mutual agreement of Buyer and Seller or (b) at Buyer's option upon 30 days' advance notice to Seller. All accrued and unpaid charges for Transitional Services shall be due and payable upon termination of this Agreement with respect to such services.

7.4 Following any termination of this Agreement, each party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to provide Seller and Buyer and their respective successors and assigns with sufficient information in the form requested by Seller or Buyer, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement.

8. NO IMPLIED ASSIGNMENTS OR LICENSES

8.1 Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9. RELATIONSHIP OF PARTIES

9.1 The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party's prior written consent.

10. ASSIGNMENT AND DELEGATION

10.1 Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

11. NOTICES

11.1 All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the next succeeding business day  to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Seller:	Chief Executive Officer
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577

To Buyer:	Nature’s Products, Inc.
1301 Sawgrass Corporate Parkway
Sunrise, Florida 33323-2813
Facsimile: (954) 233-1664
Attention: Jose Minski, President

12. ENTIRE AGREEMENT
12.1 This Agreement, including the Schedules, together with the Purchase Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13. PARTIES IN INTEREST

13.1 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller or Buyer or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14. GOVERNING LAW; SUBMISSION TO JURISDICTION

14.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflicts of laws principles. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Broward County, Florida (the "Chosen Courts") and (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

15. AMENDMENT; WAIVER

15.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BUYER:	SELLER:

Iceland Health, Inc.	Nutrition 21, Inc.

By:	By:

Name:	Name:	Michael Zeher, Chief Executive Officer

Nature’s Products, Inc.	Iceland Health, LLC

By:	By:

Name:	Name: